EXHIBIT 99

NEWS BULLETIN


FOR FURTHER INFORMATION:

         POINT.360
         2777 NORTH ONTARIO STREET
         BURBANK, CA 91504
         Nasdaq:  PTSX

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1443


FOR IMMEDIATE RELEASE - BURBANK, CA, May 6, 2005

    POINT.360 REPORTS FIRST QUARTER 2005 SALES OF $17.2 MILLION.

    o  Sales increased 11% over the first quarter of 2004.

Point.360 (Nasdaq: PTSX), a leading provider of integrated media management services, today announced results for the three-month period ended March 31, 2005.

Haig S. Bagerdjian, the Company's Chairman, President and Chief Executive Officer, said: "Sales volume in the first quarter of 2005 reflected not only the addition of IVC but the second sequential quarterly revenue increase in our other facilities. While margins continue to be pressured by lower pricing and underutilization of capacity at certain of our facilities, our new sales team is gaining momentum and beginning to bring in some sizable new accounts. Some of this new business positively affected the first quarter, and we expect additional benefits to begin in the latter part of the second quarter. Although we cannot accurately predict sales volume from the new relationships, we believe the trend is positive."

REVENUES

Revenue for the first quarter ended March 31, 2005, totaled $17.2 million compared to $15.5 million in the same quarter of 2004. Revenues of $2.7 million in the 2005 first quarter resulted from the inclusion of International Video
Conversions, Inc., which was acquired on July 1, 2004. Without IVC, first quarter 2005 sales declined $1.0 million from the same period last year to $14.5 million. Revenues without the inclusion of IVC have increased in each of the last two fiscal quarters.

GROSS MARGIN

In the first quarter of 2005, gross margin on sales was 34% compared to 37% in the prior year's first quarter. The decline in gross margin was due to an increase in delivery costs and a shift in the business mix between post production and spot advertising distribution.

SELLING, GENERAL AND ADMINISTRATIVE AND OTHER EXPENSES

For the first quarter of 2005, SG&A expenses were $5.4 million, or 31% of sales, compared to $4.6 million, or 30% of sales in the first quarter of 2004. The increase was due to the cost of additional sales resources and consulting expenses related to the Company's Sarbanes-Oxley implementation project.

Interest expense increased $0.1 million in the first quarter compared to the same period last year because of higher debt levels due to the purchase of IVC and real property in the third quarter of 2004.

OPERATING INCOME (A)

Operating income was $0.4 million in the first quarter of 2005, down $0.6 million from last year's first quarter.

NET INCOME (LOSS) (A)

For the first quarter of 2005, the Company reported net income of $0.1 million ($0.01 per share) compared to a net profit of $0.5 million ($0.05 per share) in the same period last year.

EBITDA (A)

In the first quarter, the Company's EBITDA (earnings before interest, taxes, depreciation and amortization) was $2.0 million (12% of sales) compared to $2.4 million (16% of sales) in the 2004 period. The following table reconciles the Company's EBITDA to net income which is the most directly comparable financial measure under Generally Accepted Accounting Principles ("GAAP"):

          COMPUTATION OF EBITDA (IN THOUSANDS) (A)

                                        THREE MONTHS ENDED
                                            MARCH 31,
                                       2004            2005
                                       ----            ----
in thousands)
Net income                           $   493         $    69
   Interest                              223             307
   Income taxes                          344              45
   Depreciation                        1,391           1,564
                                     -------         -------
EBITDA                               $ 2,451         $ 1,985
                                     =======         =======


CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (A)

The table below summarizes pro forma results for the three-month periods ended March 31, 2004 and 2005, without the effects of IVC's contribution in 2005. IVC was purchased on July 1, 2004 (in thousands except per share amounts):

                                                                   QUARTER ENDED
                                ----------------------------------------------------------------------------------
                                          MARCH 31, 2004                             MARCH 31, 2005
                                -------------------------------------     ----------------------------------------
                                   PRO FORMA       (2)         GAAP          PRO FORMA       (1)          GAAP
                                   ---------       ---         ----          ---------       ---          ----
Revenues                           $ 15,468     $      -     $ 15,468        $ 14,515     $   2,668     $ 17,183
Cost of goods sold                   (9,819)           -       (9,819)         (9,478)       (1,924)     (11,402)
                                   --------     --------     --------        --------     ---------     --------
Gross profit                          5,649            -        5,649           5,037           744        5,781
Selling, general and
  administrative expense             (4,595)           -       (4,595)         (4,716)         (644)      (5,360)
                                   --------     --------     --------        --------     ---------     ---------
Operating income                      1,054                     1,054             321           100          421
Interest expense, net                  (217)           -         (217)           (249)          (58)        (307)
                                   --------     --------     --------        --------     ---------     --------
Income before
  income taxes                          837            -          837              72            42          114
Provision for income taxes             (344)           -         (344)            (28)          (17)         (45)
                                   --------     --------     --------        --------     ---------     --------
Net income                         $    493     $      -     $    493        $     44     $      25     $     69
                                   ========     ========     ========        ========     =========     ========
Earnings per share:
    Basic                          $   0.05     $      -     $   0.05        $   0.01     $    0.00     $   0.01
    Diluted                        $   0.05     $      -     $   0.05        $   0.01     $    0.00     $   0.01
Weighted average shares
  outstanding - diluted               9,890        9,890        9,890           9,867         9,867        9,867
                                   ========     ========     ========        ========     =========     ========

   (1)  Contribution of IVC.
-----------------------------

   (A) The consolidated statements of income, the measurements of operating income and net income before the effect of the IVC acquisition, and EBITDA do not represent the results of operations or cash generated from operating activities in accordance with generally accepted accounting principles (GAAP), are not to be considered as an alternative to the statements of income, operating income, net income or any other GAAP measurements as a measure of operating performance and are not necessarily indicative of cash available to fund all cash needs. Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies. Management believes that these computations provide useful information to investors because they illustrate the effect of acquisitions and/or are measures of the Company's operations and cash flow available to the Company to pay interest, repay debt, make acquisitions or invest in new technologies. The Company is currently committed to use a portion of its cash flows to service existing debt and, furthermore, anticipates making certain capital expenditures as part of its business plan.

ABOUT POINT.360

Point.360 is one of the largest providers of high definition and standard definition digital mastering, data conversion and video and film asset management services to owners, producers and distributors of entertainment and advertising content. Point.360 provides the services necessary to edit, master, reformat, archive and ultimately distribute its clients' film and video content, including television programming, spot advertising, feature films and movie trailers.

The Company delivers commercials, movie trailers, electronic press kits, infomercials and syndicated programming, by both physical and electronic means, to hundreds of broadcast outlets worldwide.

The Company provides worldwide electronic distribution, using fiber optics, satellites, and the Internet.

Point.360's interconnected facilities in Los Angeles, New York, Chicago, Dallas and San Francisco provide service coverage in each of the major U.S. media centers. Clients include major motion picture studios, advertising agencies and corporations.

FORWARD-LOOKING STATEMENTS

Certain statements in Point.360 press releases may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation (i) statements concerning the Company's projected revenues, earnings, cash flow and EBITDA; (ii) statements of the Company's management relating to the planned focus on internal growth and acquisitions; (iii) statements concerning reduction of facilities and actions to streamline operations; (iv) statements on actions being taken to reduce costs and improve customer service; and (v) statements regarding new business and new acquisitions. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward looking statements. In addition to the factors described in the Company's SEC filings, including its quarterly reports on Form 10-Q and its annual reports on Form 10-K, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and marketing and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top-level management changes and (f) general economic and political conditions that adversely impact the Company's customers' willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.